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                                                                     EXHIBIT 2.5

Town & Country Corporation
L.G. Balfour Company, Inc.
Gold Lance, Inc.
December 16, 1996
Page 1


                               SCHOLASTIC BRANDS, INC.
                               c/o Castle Harlan, Inc.
                                 150 East 58th Street
                              New York, New York  10155


                                                           December 16, 1996



Town & Country Corporation
25 Union Street
Chelsea, MA 02150

L.G. Balfour Company, Inc.
15 John Dietsch Boulevard
P.O. Box 1999
No. Attleboro, MA  02763

Gold Lance, Inc.
1920 North Memorial
Houston, TX  77007

              Re: Amended and Restated Asset Purchase Agreement, dated November 21,1996

Gentlemen:

    Reference is made to the Amended and Restated Asset Purchase Agreement, dated as of November 21, 1996 (the "Agreement"), by and among Scholastic Brands, Inc. ("Buyer"), Town & Country Corporation ("T&C"), L. G. Balfour Company, Inc. ("Balfour", and together with T&C, individually a "Seller" and together the "Sellers"), and for purposes of Article X and XI thereof, Gold Lance, Inc., a wholly-owned subsidiary of T&C ("Gold Lance"). All capitalized terms used herein which are not defined herein which are defined in the Agreement shall have the meanings ascribed to them in the Agreement.

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Town & Country Corporation
L.G. Balfour Company, Inc.
Gold Lance, Inc.
December 16, 1996
Page 2


    You and we hereby agree to amend the Agreement in accordance with
Section 11.11 thereof to provide as follows:

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Town & Country Corporation
L.G. Balfour Company, Inc.
Gold Lance, Inc.
December 16, 1996
Page 3


    1. Notwithstanding anything contained in the Agreement to the contrary, Buyer shall have the option to acquire any of the machinery, motor vehicles and other equipment listed on Schedule 1.1(c)(viii) of the Agreement used in or held for use in the Business at any time during the past two years for no additional consideration at any time on or after the Closing Date and prior to the earliest to occur of (i) 60 days after Buyer leaves its facilities in Massachusetts,
(ii) the date on which Sellers are required to vacate the premises where such machinery, motor vehicle or equipment are stored pursuant to a binding agreement between any Seller and an unaffiliated third party for the sale or lease of such premises, or (iii) Buyer advises Sellers that it no longer desires to have the right to acquire any such machinery, motor vehicles or other equipment..

    2. The fourth paragraph of Section 1.4(a) of the Agreement is hereby deleted and there is hereby added a new subsection 1.4(c) that provides as follows:

         "(c) Sellers shall have no liability to Buyer if the FTC Final Order differs from the FTC Preliminary Order, or for any consequences of such difference, except to the extent of a reduction in the Purchase Price payable pursuant to Subsection 1.4(a) in an amount not to exceed $14,000,000 (and the right to receive an amount equal to such reduction from the Escrow Fund held by the Escrow Agent), except to the extent that Sellers would otherwise be liable to Buyer pursuant to any other provision of this Agreement or any other Seller Agreement without regard to any difference between the FTC Final Order and the FTC Preliminary Order. Without limiting the foregoing, (i) in no event shall the sale of the Assets and the Business and the assumption of the Assumed Liabilities be rescinded, set aside, or unwound as a consequence of any difference in the FTC Final Order from the FTC Preliminary Order; (ii) if Buyer for any reason should be required to divest any portion of the Assets or the Business, Sellers shall not be obligated to repurchase or reacquire same; and
(iii) in no event shall any portion of the Purchase Price paid under Subsection 1.4(a)(i) be refundable as a consequence of any difference in the FTC Final Order from the FTC Preliminary Order."

    3. Section 1.5(d) of the Agreement is hereby amended by deleting the number "One Hundred Thousand ($100,000) Dollars" in the proviso contained in the last sentence thereof and substituting therefor the number "Two Hundred Sixty Thousand ($260,000) Dollars,"

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Town & Country Corporation
L.G. Balfour Company, Inc.
Gold Lance, Inc.
December 16, 1996
Page 4


and by adding the following to the end thereof "and provided further that Buyer and Sellers shall only be entitled to recover disputed amounts in excess of an aggregate of Two Hundred Thousand Sixty Thousand ($260,000) Dollars."

    4. Subsection 1.8(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

         "(a) The Purchase Price shall be allocated among the Assets based on their relative fair market value in accordance with Section 351 of the Code and Revenue Ruling 68-55. Buyer shall prepare such an allocation of the Purchase Price and deliver such allocation to Sellers not later than 45 days after the Closing Date (the "Proposed Allocation"). Such allocation shall be binding and conclusive if Sellers fail to object to such allocation within 5 days of its delivery. If Sellers object to the Proposed Allocation, Buyer and Sellers shall use their reasonable best efforts to resolve their differences within 5 days of Buyer's delivery of the Proposed Allocation and any resolution reached during such period shall thereafter be binding and conclusive. In the absence of any such resolution, Buyer and Sellers shall immediately select an appraiser by lot from among the "Big 6" accounting firms that audit neither Buyer nor any Seller and deliver their respective proposed allocations to such appraiser. The appraiser shall select as most reasonable either the allocation prepared by Buyer or the allocation prepared by Sellers. The allocation so selected shall thereafter be binding and conclusive. The fee of any appraiser selected pursuant to this subsection 1.8(a) shall be paid by the party whose allocation was not selected by such appraiser. Neither Buyer nor any Seller shall file any tax return, report or form inconsistent with any allocation that becomes binding and conclusive pursuant to this subsection 1.8(a)."

         5.   Pursuant to Section 2.3 of the Agreement, Buyer has advised
Seller that it desires to acquire all of the Equipment. In connection therewith, Buyer and Sellers hereby agree that Buyer shall have the right to return any of such Equipment to Sellers without any refunds therefor or payments in connection therewith at any time prior to the earliest to occur of (i) 60 days after Buyer leaves the facility where such Equipment is located; (ii) the date on which Sellers are required to vacate the premises where such Equipment is stored pursuant to a binding agreement between any Seller and an unaffiliated third party for the sale or lease of such

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Town & Country Corporation
L.G. Balfour Company, Inc.
Gold Lance, Inc.
December 16, 1996
Page 5


premises; or (iii) Buyer advises Sellers that it no longer desires to have the right to return such Equipment. Sellers shall have no liabilities and no obligation to secure, insure or maintain such Equipment or otherwise incur any costs in connection with such Equipment; PROVIDED, that if any costs are imposed on Sellers pursuant to applicable law arising from the storage or the ownership of such Equipment (for example, for personal property taxes) upon notice to Buyer by Sellers of the imposition of such costs and evidence of the amount thereof, Buyer shall reimburse Sellers for such costs.

    6. Gold Lance hereby agrees that, in addition to its covenants and agreements set forth in Section 10.3 of the Agreement, Gold Lance shall not, for a period of five years commencing on the Closing Date and ending on the fifth anniversary thereof (or earlier upon the sale of all of the outstanding capital stock of Gold Lance or all or substantially all of the assets and businesses of Gold Lance to an unaffiliated third party in a bona fide sale transaction), directly or indirectly, engage in any managerial, administrative, advisory, operational or sales activities, or organize, establish, operate, own, manage, control or have a direct or indirect investment or ownership interest in any entity that engages in the manufacture or sale of licensed sports jewelry or other licensed sports products anywhere in the United States. The parties hereto acknowledge that the covenants and restrictions contained in this paragraph are reasonable and agree that Buyer shall have the right and remedy to have this paragraph specifically enforced, it being agreed that any breach or threatened breach of this paragraph would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

    7. Concurrently herewith, Sellers are delivering to Buyer the consent of the National Basketball League ("NBA") to the transfer of Balfour's licensing arrangements and agreements with the NBA to Buyer and in connection therewith Sellers shall have paid in full all required transfer fees to the NBA and shall indemnify and hold harmless Buyer from and against any and all fees, claims and expenses arising out of or in connection with such transfer.

    8. The parties hereto acknowledge that as of the date hereof Sellers have not obtained certain consents required to transfer certain of the Contracts to Buyer as set forth on Exhibit A hereto. Pursuant to an Assignment and Assumption Agreement of even date herewith, Sellers have assigned to Buyer all Contracts included in the Assets or used in the Business and Buyer has assumed liabilities under such Contracts to the extent (a) they have been validly assigned to Buyer with consent, if necessary, or (b) following the Closing Date Buyer continues to enjoy the benefits thereof.

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Town & Country Corporation
L.G. Balfour Company, Inc.
Gold Lance, Inc.
December 16, 1996
Page 6


    9. Sellers hereby reconfirm that all royalty payments due under Balfour's contractual arrangements with the Atlanta Olympic Committee are, and shall remain, the sole obligation of Sellers and that Buyer shall assume no obligation or liabilities in connection therewith or arising therefrom. In addition, Sellers agree to pay or reimburse Buyer promptly upon demand for any royalties owed to Buyer on account of Olympic merchandise returned to Buyer after the Closing Date. Sellers shall indemnify and hold harmless Buyer and its successors and assigns from and against any and all losses, liabilities, claims or expenses, including, without limitation, the costs of collection and attorney's fees) incurred by any of them arising from or resulting from or relating to Sellers' failure to fulfill its obligations hereunder.

    10. Buyer and Sellers agree that there shall be established a special additional fixed minimum reserve against the Atlanta Olympic Inventory of $300,000 for purposes of the Statement of Estimated Working Capital as of the Closing Date (in addition to a $50,000 reserve previously established against the Atlanta Olympic Committee) which $300,000 reserve amount shall not be adjusted downward in connection with any adjustment to the Estimated Working Capital for purposes of the Statement of Net Working Capital but may be adjusted upward. As a result of such adjustment, Seller's good faith estimate of the Estimated Working Capital as of the Closing Date is $23,529,853. Except as otherwise provided herein, such adjustment shall not amend or alter in any way the Estimated Working Capital Statement or the obligations of the parties under the Agreement.

    11. Buyer shall indemnify and hold harmless Sellers and their affiliates from and against any and all liabilities, claims or expenses (including, without limitation, reasonable attorney's fees) incurred by either of them arising from or relating to the trademark infringement and unfair competition action commenced against Balfour, Buyer and others in the United States District Court for the Southern District of New York, on or about December 13, 1996, by Scholastic, Inc. seeking injunctive and other relief against the use of the name "Scholastic" by Buyer.

    12. Sellers hereby represent and warrant that all Uniform Commercial Code UCC-1 filings covering any of the Assets which represent valid liens or security interests in or claims against Balfour have been released today. Sellers hereby agree to indemnify and hold harmless Buyer and its successors and assigns from and against any and all damages, liabilities, costs or expenses arising from or in connection with or relating to any liens or security interests which are the subject of any such UCC filings with respect to any of Sellers' Assets which are the subject of

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Town & Country Corporation
L.G. Balfour Company, Inc.
Gold Lance, Inc.
December 16, 1996
Page 7


any such UCC filings on the date hereof or to any secured party named therein (or assignee thereof), other than any liens placed thereon by Buyer.

    13. Sellers hereby agree that from and after the Closing Date and until the later of (a) six months after the Closing Date and (b) the earlier to occur of (i) 60 days after Buyer leaves the facilities where any of such furniture or furnishings are located or (ii) the date on which Sellers are required to vacate the premises where such furniture or furnishings are stored pursuant to a binding agreement between Sellers and an unaffiliated third party, any and all furniture and furnishings which are the subject of that certain Master Lease Agreement, No. 136, 331, dated as of August 2, 1994, between T&C and Computer Sales International, Inc. shall remain on the premises being leased or subleased to Buyer by Seller today. In connection therewith, Buyer agrees that it will reimburse T&C for the rental payments under such Master Lease Agreement in the amount of $25,000 per month for a period of six months from and after the Closing Date whether Buyer uses the furniture for six months or less than six months or more than six months.

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Town & Country Corporation
L.G. Balfour Company, Inc.
Gold Lance, Inc.
December 16, 1996
Page 8


    If you are in agreement with the foregoing, please sign this letter in the space below and return a copy to the undersigned. Except as otherwise expressly amended hereby all provisions of the Agreement shall remain the same and the Agreement shall remain in full force and effect.


                                       Very truly yours,

                                       SCHOLASTIC BRANDS, INC.

                                       By:  /s/ David B. Pittaway
ACCEPTED AND AGREED TO
This 16th day of December, 1996:

TOWN & COUNTRY CORPORATION

By: /s/


L.G. BALFOUR COMPANY, INC.

By: /s/ George Agle


GOLD LANCE, INC.

By: /s/